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                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Sections 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Per-Se Technologies, Inc. ("Per-Se" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Per-Se. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Per-Se undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Per-Se provides the following risk factor disclosure in connection with its continuing efforts to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include the following:

COMPETITION WITH MANAGEMENT SERVICES COMPANIES

     The medical management services business is highly competitive. We compete with national and regional physician and hospital reimbursement organizations, national information and data processing organizations, and physician groups and hospitals that provide their own business management services. Our successful competition within this industry is dependent on numerous industry and market conditions.

     Potential industry and market changes that could adversely affect our ability to compete for billing and collection business include:

     - an increase in the number of managed care providers compared to fee-for-service providers; and

     - new alliances between healthcare providers and third-party payers in which healthcare providers are employed by such third-party payers.

COMPETITION WITH INFORMATION TECHNOLOGY COMPANIES

     The business of providing application software, information technology and consulting services is also highly competitive. We compete with national and regional companies in this regard. Some of our competitors have longer operating histories and greater financial, technical and marketing resources than we. Our successful competition within this industry is dependent on numerous industry and market conditions.

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MAJOR CLIENT PROJECTS

     Our application software business involves projects designed to reengineer customer operations through the strategic use of imaging, client/server and other advanced technologies. Failure to meet our customers' expectations with respect to a major project could, possibly, have the following consequences:

     - damage our reputation and standing in this marketplace;

     - impairment of our ability to attract new client/server information technology business; and

     - the inability to collect for services performed on a project.

CHANGES IN OUR INDUSTRY

     The markets for our software products and services are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Our ability to keep pace with changes in our industry may be dependent on our ability to:

     - enhance our existing products and services;

     - introduce new products and services quickly and cost effectively;

     - achieve market acceptance for new products and services; and

     - respond to emerging industry standards and other technological changes.

     Our competitors may develop competitive products that could adversely affect our operating results. It is possible that we will be unsuccessful in refining, enhancing and developing our software and billing systems going forward. The costs associated with refining, enhancing and developing our software and billing systems may increase significantly in the future. Our existing software and technology may become obsolete as a result of ongoing technological developments in the marketplace.

CONSOLIDATION IN THE MARKETPLACE

     In general, consolidation initiatives in the healthcare marketplace may result in fewer potential customers for our services. Some of these types of initiatives include:

     - employer initiatives such as creating purchasing cooperatives, (HMOs);

     - provider initiatives, such as risk-sharing among healthcare providers and managed care companies through capitated contracts; and

     - integration among hospitals and physicians into comprehensive delivery systems.

     Continued consolidation of management and billing services through integrated delivery systems may result in a decrease in demand for our billing and collection services for particular physician practices.

INVESTIGATIONS OF HEALTHCARE BILLING AND COLLECTION PRACTICES

     Medical billing and collection activities are governed by numerous federal and state civil and criminal laws. Federal and state regulators increasingly use these laws to investigate healthcare providers and companies that provide billing and collection services. In connection with these laws:

     - federal or state government investigation and possible penalties may be imposed upon us;

     - false claims action may have to be defended;

     - private payers may file claims against us;

     - Medicare, Medicaid and/or other government funded healthcare programs may exclude us.

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     We have been the subject of federal investigations, and we may become the subject of false claims litigation or additional investigations relating to our billing and collection activities. Any such proceeding or investigation could have a material adverse effect on our business.

     The ownership and operation of hospitals is also subject to comprehensive regulation by federal and state governments which may adversely affect hospital reimbursement. This regulation could have an adverse effect on the operations of hospitals in general, and consequently reduce the amount of our revenues related to hospital clients. Current or future government regulations or healthcare reform measures may effect our business.

DEBT

     We have a significant amount of long-term indebtedness and, as a result, obligations to make interest payments on our debt. If we are unable to make the required debt payments, we could be required to reduce or delay capital expenditures, sell certain of our assets, restructure or refinance our indebtedness, or seek additional equity capital. Our ability to make payments on our debt obligations will depend on our future operating performance, which will be affected by certain conditions that are beyond our control.

LEGAL MATTERS AND GOVERNMENT INVESTIGATION

     We are involved in legal matters which may expose us to loss contingencies. These matters include, but are not limited to, claims involving Company securities. We have also received written demands from customers and former customers that have not yet resulted in legal action. We are also cooperating with the Securities and Exchange Commission in a formal, non-public investigation of former officers and Company transactions.

     We may not be able to successfully resolve these legal matters. Other lawsuits may be filed and other government investigations may be commenced against us. In the event of an adverse outcome with respect to pending legal matters, there is the risk that our insurance coverage may not fully cover any damages assessed against us.

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